EXHIBIT 99.1

Advanced Biotherapy Inc. Receives ``Notice of Allowance'' from Patent
            Office for Use of Antibodies to Treat Uveitis

    LOS ANGELES--(BUSINESS WIRE)--Dec. 1, 2004--

Company Expands Antibody Patent Portfolio for Treatment of Eye Disease and Plans to Develop Franchise for Treatment of Ocular Diseases

    Advanced Biotherapy, Inc. (OTCBB:ADVB), dedicated to pioneering the development and use of therapeutic antibodies, announced that the Company has received a "Notice of Allowance" from the United States Patent and Trademark Office for the use of inhibitors, including antibodies, to interferon-gamma to treat Uveitis, an autoimmune condition causing inflammation inside the eye. The patent is expected to be issued within 120 days and will extend through 2020.
    Mr. Buccellato, the Company's Chief Executive Officer, stated, "The Company performed an investigational study at the Research Institute of Pediatric Hematology of Moscow, Russia, where six children, ages 2.5 to 15, suffering from juvenile rheumatoid arthritis
(JRA)-associated uveitis, were given a short-course of treatment with antibody to interferon-gamma in the form of eyedrops. For comparison, 15 patients with JRA-associated Uveitis were treated with standard therapy (non-steroidal anti-inflammatory drugs). The administration of our antibodies as an adjuvant to standard therapy was more effective than standard therapy alone. Most patients who also received the antibody treatment were observed to experience a reduction in the duration of the acute period by one half, reduced severity of symptoms during the acute period, and a significant increase in the length of remission after this short-course of therapy. A study is also being considered by the Company to treat Uveitis in animals (also covered by our patent) which are significant markets."
    Mr. Buccellato concluded, "In addition to investigational studies using our antibodies in the form of eyedrops in Corneal Transplant Rejection and now Uveitis, we are also in the preliminary planning stages of a study in another acute ocular disease using antibodies to interferon-gamma. Our objective is to create a major franchise in this space."
    Uveitis is an inflammation inside the eye, specifically affecting one or more of the three parts of the eye that make up the uvea: the iris (the colored part of the eye), the ciliary body (behind the iris, responsible for manufacturing the fluid inside the eye) and the choroid (the vascular lining tissue underneath the retina). The structures of the uvea are collectively known as the uveal tract. Uveitis is a serious ocular condition. It is the third leading cause of blindness worldwide, accounting in the United States for 10-15% of all blindness. Untreated, under-treated Uveitis or repeated episodes of inflammation within the eye can lead to scarring and blindness.

    About Advanced Biotherapy

    The Company has demonstrated the effectiveness of its pioneering scientific strategy in the use of therapeutic antibodies by conducting investigational clinical trials treating patients suffering from AIDS, Multiple Sclerosis, Rheumatoid Arthritis, Corneal Transplant Rejection, Uveitis and certain autoimmune skin conditions, including Psoriasis, and Alopecia, all Th1 mediated autoimmune diseases which appear to have the same proinflammatory Th-1 activity. Advanced Biotherapy is headquartered in Los Angeles with laboratories in Columbia, Maryland. The company has an extensive patent portfolio including 6 issued patents and over 38 patents pending.

    Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. Some of these forward-looking statements may be identified by the use of words in the statements such as "appears," "may," "goal," "anticipate," "estimate," "expect," "project," "intend," "planning or plans," "believe," "could," or other words and terms of similar meaning. The risks and uncertainties which may affect the development, operations and results of our business include, but are not limited to the following: risks associated with clinical trials, the uncertainties of research and product development programs, the uncertainties of the regulatory approval process, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company's patent portfolio. There are no assurances that the Company's product candidates will receive regulatory approval. The foregoing discussion of the pending clinical investigations and the effect of the patents issued and pending involves risks and uncertainties, including but not limited to the risks that third parties may be successful in challenging such patents; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company's public filings with the Securities and Exchange Commission for further information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned "Factors That May Affect The Company" contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

    CONTACT: Advanced Biotherapy, Inc.
             Edmond Buccellato, 818-883-6716
             Fax: 818-883-3353
             ed@advancedbiotherapy.com
             www.advancedbiotherapy.com